Exhibit 99

Convergys Reports Fourth Quarter 2013 and Full Year Results

CINCINNATI—(BUSINESS WIRE)—Convergys Corporation (NYSE: CVG), a global leader in customer management, today announced its financial results for the fourth quarter of 2013 and for the full year.

Fourth Quarter Summary

•	Revenue of $527 million, up four percent compared with prior year;

•	Adjusted operating income of $43 million, up 15 percent compared with prior year;

•	Adjusted EBITDA of $66 million, up six percent compared with prior year;

•

Adjusted EPS from continuing operations of $0.26, reflecting the impact of a higher than expected effective tax rate, up four percent compared with $0.25 in the prior year; GAAP EPS from continuing operations was $0.23;

•	Repurchased 1.0 million Convergys shares for $19 million, or $19.32 per share;

•	Free cash flow of $40 million;

•	In January, received notice of early termination of Hart-Scott-Rodino waiting period for Stream acquisition;

•	Convergys plans to provide 2014 guidance for the combined company in due course after the acquisition closes.

“We continued to execute well in the fourth quarter with year-over-year improvement in revenue, adjusted EBITDA and adjusted EPS,” said Andrea Ayers, president and CEO. “In 2013, we delivered another year of profitable growth and substantial capital returns, paying $24 million in dividends and repurchasing $119 million of our stock. Entering 2014, we are making good progress to complete the Stream acquisition, ensure its successful integration and maintain strong execution to drive long-term growth.”

GAAP fourth-quarter 2013 results include $3 million for transaction expenses related to the acquisition of Stream Global Services, Inc., as well as a non-cash $1 million net settlement charge related to pension and other postemployment benefit plans. Reconciliation tables of GAAP to non-GAAP results are attached.

Fourth Quarter Results – Continuing Operations

Revenue – Revenue was $527 million, a four percent increase compared with $509 million in the same period last year.

Operating Income – Adjusted operating income was $43 million, a 15 percent increase compared with $38 million in the same period last year. GAAP operating income was $40 million, including the transaction and settlement charges discussed above, compared with $31 million in the same period last year.

Adjusted operating margin was 8.2 percent, up 80 basis points compared with 7.4 percent in the same period last year.

Adjusted EBITDA – Adjusted EBITDA was $66 million, a six percent increase compared with $62 million in the same period last year. Adjusted EBITDA excludes the transaction and settlement charges discussed above.

Adjusted EBITDA margin was 12.6 percent, up 40 basis points compared with 12.2 percent in the same period last year.

Tax Rate – On an adjusted basis, the effective tax rate of 32 percent was higher than expected due to changes in the mix of income by jurisdiction and other tax items.

Net Income – Adjusted net income from continuing operations was $28 million, or $0.26 per diluted share, reflecting the impact of the higher effective tax rate, a four percent increase compared with $28 million, or $0.25 per diluted share, in the same period last year. GAAP net income from continuing operations was $25 million, or $0.23 per diluted share, including the charges discussed above, compared with $30 million, or $0.27 per share, in the same period last year.

Share Repurchase – Convergys repurchased 1.0 million common shares in the fourth quarter at a cost of $19 million. The remaining repurchase authorization is $133 million.

Quarterly Dividend – Convergys paid a $6 million quarterly dividend in January to holders of record at the close of business on December 27, 2013. The Board of Directors of the company also approved the next dividend payment of $0.06 per share which is scheduled to be made on April 04, 2014, to shareholders of record at the close of business on March 21, 2014.

Free Cash Flow – Free cash flow was $40 million compared with cash use of $26 million in the same period last year.

Net Cash and Short Term Investments – At December 31, 2013, cash and short term investments were $664 million, debt maturing in one year was $1 million and long term debt was $60 million. Net cash and short term investments totaled $603 million at December 31, 2013, compared with $591 million at September 30, 2013, and $578 million at the end of the fourth quarter last year.

Full Year 2013 Results – Continuing Operations

Full year 2013 revenue increased two percent to $2.046 billion, compared with $2.005 billion in 2012. Full year 2013 adjusted EBITDA improved five percent to $251 million, compared with $240 million in 2012. Adjusted EBITDA margin improved 30 basis points to 12.2 percent, compared with 11.9 percent for the prior year. Full year 2013 adjusted net income from continuing operations grew nine percent to $117 million, or $1.07 per diluted share, compared with $107 million, or $0.91 per diluted share, in 2012. Full year 2013 GAAP net income from continuing operations was $105 million, or $0.96 per diluted share, compared with $28 million, or $0.24 per diluted share, in 2012.

2014 Business Outlook

Convergys expectations for 2014 include:

•	Highly accretive contributions to revenue and earnings from Stream once the acquisition closes;

•	Organic revenue and earnings improvement approximately similar to the two percent revenue growth and 30-basis point EBITDA margin expansion in 2013.

Convergys plans to provide 2014 guidance for the combined company in due course after the acquisition closes.

Not included in this outlook are acquisition related impacts such as transaction costs, integration costs, intangible amortization and tax expense associated with cash repatriation. Also not included are the impacts of any future share repurchase activities or non-cash pension settlement charges.

Forward-Looking Statements Disclosure and “Safe Harbor” Note

This news release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) the loss of a significant client or significant business from a client; (ii) the future financial performance of major industries that we serve; (iii) our failure to successfully acquire and integrate businesses, including risks and uncertainties related to timing of consummation of the proposed Stream acquisition; (iv) our inability to protect personally identifiable data against unauthorized access or unintended release; (v) our inability to maintain and upgrade our technology and network equipment in a timely manner; (vi) international business and political risks, including economic weakness and operational disruption as a result of natural events, political unrest, war, terrorist attacks or other civil disruption; (vii) the failure to meet expectations regarding the tax treatment of the Information Management transaction; (viii) adverse effects of litigation and other commitments and contingencies and (ix) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The forward-looking information in this document is given as of the date of the particular statement and we assume no duty to update this information. Our filings and other important information are also available on the investor relations page of our web site at www.convergys.com.

Non-GAAP Financial Measures

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G; pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables. To assess the underlying operational performance of the continuing operations of the business for the quarter and to have a basis to compare underlying operating results to prior and future periods, management uses operating income, net income from continuing operations and diluted earnings per share from continuing operations metrics excluding certain items related to unusual, non-operational or restructuring-related activities.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share from continuing operations excluding the items above, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond those described above.

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Management uses the non-GAAP metric free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock, to pay dividends, and to repay the Company’s debt obligations. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash flow from operating activities, in its evaluation of performance. There is no material purpose for which we use these non-GAAP measures beyond the purposes described above.

These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

Webcast Presentation:

Convergys will hold its Fourth quarter Financial Results webcast presentation at 10:00 a.m., Eastern time, Wednesday, February 5. It will feature its President and CEO Andrea Ayers and CFO Andre Valentine. The webcast presentation will take place live and will then be available for replay at this link—http://tinyurl.com/4Q13ConferenceCall. This link will replay the webcast presentation through March 7. You may also access the webcast or the recording via the Convergys website, www.convergys.com. Click “Company,” then “Investor Relations,” then “Events and Webcasts.”

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About Convergys

As a leader in customer management for over 30 years, Convergys is uniquely focused on helping companies find new ways to enhance the value of their customer relationships and deliver consistent customer experiences across all channels and geographies. Every day, over 82,000 employees help our clients balance the demands of increasing revenue, improving customer satisfaction, and reducing overall cost using an optimal mix of agent, technology, and analytics solutions. Our actionable insight stems from handling billions of customer interactions annually for our clients. Visit www.convergys.com to learn more.

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation)

Contacts

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Krista Boyle, Public/Media Relations

+1 513 723 2061 or krista.boyle@convergys.com

CONVERGYS CORPORATION

Consolidated Statements of Income

(Unaudited)

	For the Three Months			For the Twelve Months
	Ended Dec 31,		%	Ended Dec 31,		%
(In millions except per share amounts)	2013	2012	Change	2013	2012	Change
Revenues:
Communications	309.7	302.6	2	1,218.0	1,205.4	1
Technology	54.2	46.3	17	198.6	172.7	15
Financial Services	45.3	48.0	(6)	179.9	203.3	(12)
Other	118.1	111.9	6	449.6	423.6	6

Total Revenues	$527.3	$508.8	4	$2,046.1	$2,005.0	2
Costs and Expenses:
Cost of Providing Services and Products Sold	348.6	329.6	6	1,335.1	1,289.5	4
Selling, General and Administrative	114.8	120.4	(5)	467.7	477.2	(2)
Research and Development Costs	1.9	2.1	(10)	8.2	10.8	(24)
Depreciation	21.2	21.9	(3)	85.5	82.4	4
Amortization	1.3	1.2	8	5.3	6.3	(16)
Restructuring Charges	—	2.6	NM	5.4	11.6	(53)
Asset Impairment and other	—	—	—	1.5	88.6	(98)

Total Costs and Expenses	487.8	477.8	2	1,908.7	1,966.4	(3)

Operating Income	39.5	31.0	27	137.4	38.6	NM
Other Income, net	0.3	1.4	(79)	5.1	4.3	19
Interest Expense	(2.8)	(2.8)	—	(11.5)	(13.6)	(15)

Income Before Income Taxes and Discontinued Operations	37.0	29.6	25	131.0	29.3	NM
Income Tax Expense (Benefit)	12.5	(0.6)	NM	26.1	1.1	NM

Income from Continuing Operations, net of tax	24.5	30.2	(19)	104.9	28.2	NM
Income from Discontinued Operations, net of tax (benefit) expense of ($0.3) and ($0.5), for the three months ended December 31, 2013 and 2012, respectively, and ($8.8) and $51.1 for the twelve months ended December 31, 2013 and 2012, respectively	0.4	1.8	(78)	2.4	72.4	(97)

Net Income	$24.9	$32.0	(22)	$107.3	$100.6	7

Basic Earnings Per Common Share
Continuing Operations	$0.25	$0.28		$1.02	$0.25
Discontinued Operations	$0.00	$0.02		$0.02	$0.65

Net Basic Earnings Per Common Share	$0.25	$0.30		$1.04	$0.90

Diluted Earnings Per Common Share
Continuing Operations	$0.23	$0.27		$0.96	$0.24
Discontinued Operations	$0.00	$0.02		$0.02	$0.62

Net Diluted Earnings Per Common Share	$0.23	$0.29		$0.98	$0.86

Weighted Average Common Shares Outstanding
Basic	100.8	107.0		103.3	112.2
Diluted	106.8	112.0		109.2	117.1
Market Price Per Share
High	$21.40	$17.42		$21.40	$17.42
Low	$18.12	$14.68		$15.05	$12.13
Close	$21.05	$16.41		$21.05	$16.41

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	Three Months
	Ended Dec 31,
	2013	2012
Revenue	$527.3	$508.8
Operating income as reported under U.S. GAAP	$39.5	$31.0
Operating Margin	7.5%	6.1%
Net pension and other post employment benefit plan charges (a)	1.2	6.8
Acquisition related expenses (b)	2.7	—

Total charges	3.9	6.8

Adjusted operating income (a non-GAAP measure)	$43.4	$37.8

Adjusted Operating Margin	8.2%	7.4%
Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$37.0	$29.6
Total operating charges from above	3.9	6.8

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$40.9	$36.4

Income from continuing operations, net of tax, as reported under U.S. GAAP	$24.5	$30.2
Total operating charges from above, net of tax	3.4	4.2
Adjustment of tax to normalized rate (c)	—	(6.7)

Adjusted net income from continuing operations, net of tax (a non-GAAP measure)	$27.9	$27.7

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.23	$0.27
Net impact of total charges included in continuing operations	0.03	(0.02)

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$0.26	$0.25

(a)	During the fourth quarter of 2013 and 2012, the Company recorded net pension and other post employment benefit plan charges of $1.2 and $6.8, respectively. The 2013 charge includes a pension settlement charge of $1.5 and settlement gain of $0.3 related to the Executive Deferred Compensation Plan. During the three months ended December 31, 2012, the Company recorded a pension settlement charge of $6.8 due to a high volume of lump sum payouts as a result of the sale of the Information Management business.
(b)	During the fourth quarter of 2013, the Company recorded $2.7 of expense associated with its pursuit of SGS Holdings, Inc. (“Stream”), related to fees paid for third-party consulting services.
(c)	In the fourth quarter of 2012, the Company recognized net tax benefits from international transactions, certain discrete items and state apportionment. At a normalized tax rate of 24%, the Company would have recognized tax expense in excess of the expense reported under U.S. GAAP.

Management uses operating income, income from continuing operations, net of tax and earnings per share from continuing operations excluding the above items to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of GAAP EPS from Continuing Operations to non-GAAP EPS from Continuing Operations

(In Millions Except Per Share Amounts)

	For the Twelve Months Ended Dec 31,
	2013	2012
Revenue	$2,046.1	$2,005.0
Operating income as reported under U.S. GAAP	$137.4	$38.6
Operating Margin	6.7%	1.9%
Net pension and other post employment benefit plan charges (a)	13.1	4.1
Asset impairment and other (b)	1.5	88.6
Acquisition related expenses (c)	2.7	—
Restructuring (d)	—	6.4
Information Management costs not qualifying as Discontinued Operations (e)	—	8.8

Total charges	17.3	107.9

Adjusted operating income (a non-GAAP measure)	$154.7	$146.5

Adjusted Operating Margin	7.6%	7.3%
Income Before Income Taxes and Discontinued Operations as reported under U.S. GAAP	$131.0	$29.3
Total operating charges from above	17.3	107.9
Orlando financing fees (g)	—	1.1

Total charges	17.3	109.0

Adjusted Income Before Income Taxes and Discontinued Operations (a non-GAAP measure)	$148.3	$138.3

Income from continuing operations, net of tax, as reported under U.S. GAAP	$104.9	$28.2
Total operating charges from above, net of tax	11.9	84.5
Adjustment of tax to normalized rate (f)	—	(6.7)
Orlando financing fees of $1.1, net of tax (g)	—	0.7

Adjusted income from continuing operations, net of tax (a non-GAAP measure)	$116.8	$106.7

Diluted EPS from continuing operations as reported under U.S. GAAP	$0.96	$0.24
Net impact of total charges included in continuing operations	0.11	0.67

Adjusted diluted EPS from continuing operations (a non-GAAP measure)	$1.07	$0.91

(a)	During 2013 and 2012, the Company recorded net pension and other post employment benefit plan charges of $13.1 and $4.1, respectively. The 2013 charge includes a pension plan settlement charge of $13.4 and settlement gain of $0.3 related to the Executive Deferred Compensation Plan, while the 2012 charge includes $4.1 of curtailment credits from pension and other post employment benefits plans, $1.4 of post-retirement benefits costs related to changes in the executive management team and $6.8 pension settlement charge due to a high volume of lump sum payouts as a result of the sale of the Information Management business.
(b)	During 2012, the Company recorded an impairment charge of $46.0 for the goodwill of the Customer Interaction Technology reporting unit. In addition, as the result of a decision to monetize certain real estate assets, these assets were reclassified to Held for Sale and the Company recorded an impairment charge of $1.5 and $42.6 for the twelve months ended December 31, 2013 and 2012, respectively, to reduce the carrying value to estimated fair value less cost to sell.
(c)	During the fourth quarter of 2013, the Company recorded $2.7 of expense associated with its pursuit of SGS Holdings, Inc. (“Stream”), related to fees paid for third-party consulting services.
(d)	The results for 2012 include $6.4 of restructuring charges to reflect the change in our executive team and to reflect the impact of the sale of the Information Management business.
(e)	In March 2012, the Company signed a definitive agreement to sell the Information Management business and the sale substantially closed in May 2012. The results of operations met the criteria for presentation as discontinued operations and therefore are presented on this basis for all periods presented. Certain costs previously allocated to the Information Management segment do not qualify for discontinued operations accounting treatment and are required to be reported as costs within continuing operations. The Company classified $8.8 of these costs, which previously would have been presented within the Information Management segment within continuing operations for the twelve months ended December 31, 2012.
(f)	In the fourth quarter of 2012, the Company recognized net tax benefits from international transactions, certain discrete items and state apportionment. At a normalized tax rate of 24%, the Company would have recognized tax expense in excess of the expense reported under U.S. GAAP.
(g)	In the second quarter of 2012, the Company exercised its option to purchase its leased office facility in Orlando, Florida by discharging the related lease financing obligation in the aggregate principal amount of $55.0. In connection with the purchase, the Company expensed $1.1 of previously deferred financing fees as interest expense.

Management uses operating income, income from continuing operations, net of tax and earnings per share data excluding the items above to assess the underlying operational performance of the continuing operations of the business for the year and to have a basis to compare underlying operating results to prior and future periods. These charges and credits are relevant in evaluating the overall performance of the business.

Limitations associated with the use of these non-GAAP measures include that these measures do not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using the non-GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share excluding the charges, and the GAAP measures, operating income, income from continuing operations, net of tax and diluted earnings per share, in its evaluation of performance. There are no material purposes for which we use these non-GAAP measures beyond those described above.

CONVERGYS CORPORATION

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

(Unaudited)

	For the Three Months			For the Twelve Months
	Ended Dec 31,		%	Ended Dec 31,		%
(In millions)	2013	2012	Change	2013	2012	Change
Income from Continuing Operations, net of tax	$24.5	$30.2	(19)	$104.9	$28.2	NM
Depreciation and Amortization	22.5	23.1	(3)	90.8	88.7	2
Interest expense	2.8	2.8	—	11.5	13.6	(15)
Income tax expense	12.5	(0.6)	NM	26.1	1.1	NM

EBITDA (a non-GAAP measure)	$62.3	$55.5	12	$233.3	$131.6	77
Asset impairment and other	—	—	NM	1.5	88.6	(98)
Restructuring	—	—	NM	—	6.4	NM
Acquisition related expenses	2.7	—	NM	2.7	—	NM
Information Management costs not qualifying as Discontinued Operations	—	—	NM	—	8.8	NM
Net pension and other post employment benefit plan charges	1.2	6.8	(82)	13.1	4.1	NM

Adjusted EBITDA (a non-GAAP measure)	$66.2	$62.3	6	$250.6	$239.5	5

EBITDA Margin	11.8%	10.9%		11.4%	6.6%
Adjusted EBITDA Margin	12.6%	12.2%		12.2%	11.9%

The Company presents the non-GAAP financial measures EBITDA and Adjusted EBITDA because management uses these measures to monitor and evaluate the performance of the business and believes the presentation of these measures will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

These non-GAAP measures should not be considered in isolation or as a substitute for income from continuing operations, net of tax or other income statement data prepared in accordance with GAAP and our presentation of these measures may not be comparable to similarly-titled measures used by other companies. Management uses both these non-GAAP measures and the GAAP measure, income from continuing operations, net of tax, in evaluation of its underlying performance. There are no material purposes for which we use these non-GAAP measures beyond the purposes described above. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

CONVERGYS CORPORATION

Consolidated Balance Sheets

(Unaudited)

	Dec. 31,	Dec. 31,
(In millions)	2013	2012
Assets
Cash and Cash Equivalents	$580.8	$554.7
Short Term Investments	82.9	83.8
Receivables—Net	319.8	319.8
Other Current Assets	82.5	107.7
Current Assets—Held for Sale	—	34.6
Property and Equipment—Net	246.4	279.2
Other Assets	655.3	658.1

Total Assets	$1,967.7	$2,037.9

Liabilities and Shareholders’ Equity
Debt Maturing in One Year	$0.9	$0.7
Other Current Liabilities	254.2	285.8
Other Liabilities	316.4	319.6
Long-Term Debt	60.2	59.9
Common Shareholders’ Equity	1,336.0	1,371.9

Total Liabilities and Shareholders’ Equity	$1,967.7	$2,037.9

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months		For the Twelve Months
	Ended Dec 31,		Ended Dec 31,
(In millions)	2013	2012	2013	2012
Net cash provided by operating activities	$60.7	$10.1	$210.0	$113.0
Capital expenditures	(20.6)	(36.1)	(63.8)	(104.6	) (a)

Free cash flow (a non-GAAP measure)	$40.1	$(26.0)	$146.2	$8.4

(a)	Includes $6.2 of capital expenditures related to the Information Management business for the twelve months ended December 31, 2012.

Management uses free cash flow to assess the financial performance of the Company. Convergys’ Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates Management’s ability to strengthen the Company’s balance sheet, to repay the Company’s debt obligations and to repurchase the Company’s common shares. Management also believes the presentation of this measure will enhance the investors’ ability to analyze trends in the business and evaluate the Company’s underlying performance relative to other companies in the industry.

Limitations associated with the use of free cash flow include that they do not represent the residual cash flow available for discretionary expenditures as they do not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above. This non-GAAP measure should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months				For the Twelve Months
	Ended Dec 31,				Ended Dec 31,
(In millions)	2013		2012		2013		2012
Net cash provided by operating activities	$60.7		$10.1		$210.0		$113.0
Net cash provided by (used in) investing activities	24.8	(a)	(95.7	) (a)	(35.6	) (b)	262.6	(b)
Net cash used in financing activities	(30.6)		(57.0)		(148.3)		(242.7)

Net increase (decrease) in cash	$54.9		$(142.6)		$26.1		$132.9

(a)	Includes $20.6 and $36.1 of capital expenditures for the three months ended December 31, 2013 and 2012, respectively.
(b)	Includes $63.8 and $104.6 of capital expenditures for the twelve months ended December 31, 2013 and 2012, respectively.